MORGAN STANLEY INSTITUTIONAL FUND TRUST

Rule 18f-3

Multiple Class Plan

Adopted January 22, 1996

Amended November 1, 2004

Morgan Stanley Institutional Fund Trust (the “Fund”), a registered investment company that currently consists of a number of separately managed portfolios, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares in each portfolio listed on Schedule A hereto (each a “Portfolio”).

A. Attributes of Share Classes

1. The rights of each class of shares of the Portfolios shall be as set forth in the respective Certificate of Class Designation for each class (each a “Certificate”) as each such Certificate is approved by the Fund’s Board of Trustees and as attached hereto as Exhibits.

2. With respect to each class of shares created hereunder, each share of a Portfolio will represent in equal pro rata interest in the Portfolio and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and disclosed in the Fund’s Prospectus; (iii) each class will separately bear any distribution fees that are payable in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a “Distribution Plan”), and separately bear any other service fees (“service fees”) that are payable under any service agreement entered into with respect to that class which are not contemplated by or within the scope of the Distribution Plan; (iv) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Portfolio’s operations which are directly attributable to such class (“Class Expenses”); and (v) shareholders of each class will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to such class (such as a Distribution Plan or service agreement relating to such class), and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B. Expense Allocations

Expenses incurred by a Portfolio are allocated among the various classes of shares pro rata based on the net assets of the Portfolio attributable to each class, except that 12b-1 service fees or Class Expenses relating to a particular class are allocated directly to that class.

C. Amendment of Plan; Periodic Review

This Plan must be amended to properly describe (through additional exhibits hereto) each new class of shares upon its approval by the Board.

The Board of Trustees of the Fund, including a majority of the Trustees who are not “interested persons” of the Fund as defined in the 1940 Act, must review this Plan at least quarterly for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Portfolio covered by the Plan. In approving any material amendment to the Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Fund, must find that the amendment is in the best interests of each class individually and the Fund as a whole.

Exhibit A

MORGAN STANLEY INSTITUTIONAL FUND TRUST

CERTIFICATE OF CLASS DESIGNATION

Institutional Class Shares

1. Class-Specific Distribution Arrangements; Other Expenses.

Institutional Class Shares are sold without a sales charge and are not subject to any Rule 12b-1 fee or service fees.

2. Eligibility of Purchasers

Institutional Class Shares generally require a minimum initial investment of $5,000,000 and are available only to contractual clients of Morgan Stanley Investment Management Inc. (the “Adviser”).

3. Exchange Privileges

Institutional Class Shares of each Portfolio may be exchanged for Institutional Class Shares of each other Portfolio of the Fund in accordance with the procedures disclosed in the Fund’s Prospectus and subject to any applicable limitations resulting from the closing of Portfolios to new investors.

4. Voting Rights

Each Institutional Class shareholder will have one vote for each full Institutional Class Share held and a fractional vote for each fractional Institutional Class Share held. Institutional Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Institutional Class (such as distribution plan or service agreement relating to the Institutional Class), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Institutional Class Shareholders differ from the interests of holders of any other class.

5. Conversion Rights

Institutional Class Shares may be converted into Investment Class Shares if the value of the client’s account with the Adviser falls below $5,000,000 (other than a decrease in value due to market value changes) and the client fails to increase the value of the account to $5,000,000 within thirty days after notice is sent to the client. Thereafter, the Fund may, in its discretion, convert such client’s Investment Class Shares into Institutional Class Shares if the client invests additional assets in the account such that the value of the account equals or exceeds $5,000,000.

Exhibit B

MORGAN STANLEY INSTITUTIONAL FUND TRUST

CERTIFICATE OF CLASS DESIGNATION

Investment Class Shares

1. Class-Specific Distribution Arrangements; Other Expenses.

Investment Class Shares are sold without a sales charge and are not subject to any Rule 12b-1 fee. Investment Class Shares are subject to a shareholder service fee. The Fund, on behalf of the applicable Portfolio, will make monthly payments to the Distributor under the form of the Shareholder Service Agreement approved by the Board of Trustees at an annual rate of up to .15% of each Portfolio’s average daily net assets attributable to Investment Class Shares. The Distributor will use the shareholder service fee to compensate financial intermediaries, plan fiduciaries, and investment professionals, including the Adviser (“Service Providers”), for providing one or more personal services to Investment Class shareholders (including, where applicable, any underlying beneficial owners) identified in the Shareholder Service Agreement.

2. Eligibility of Purchasers

Investment Class Shares generally require a minimum initial investment of $1,000,000.

3. Exchange Privileges

Investment Class Shares of each Portfolio may be exchanged for Investment Class Shares of each other Portfolio of the Fund in accordance with the procedures disclosed in the Fund’s Prospectus and, if the shareholder is a defined contribution plan, the terms of such plan. Exchanges are subject to any applicable limitations resulting from the closing of Portfolios to new investors.

4. Voting Rights

Each Investment Class shareholder will have one vote for each full Investment Class Share held and a fractional vote for each fractional Investment Class Share held. Investment Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Investment Class (such as a distribution plan or service agreement relating to the Investment Class), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Investment Class shareholders differ from the interests of holders of any other class.

5. Conversion Rights

Investment Class Shares may be converted into Adviser Class Shares if the value of the client’s investment in the Fund falls below $1,000,000 (other than a decrease in value due to market value changes) and the client fails to increase the value of the account to $1,000,000 within thirty days after notice is sent to the client. Thereafter, the Fund may, in its discretion, convert such client’s Adviser Class Shares into Investment Class Shares if the client invests additional assets in the Fund such that the value of the client’s investment in the Fund equals or exceeds $1,000,000.

Exhibit C

MORGAN STANLEY INSTITUTIONAL FUND TRUST

CERTIFICATE OF CLASS DESIGNATION

Adviser Class Shares

1. Class-Specific Distribution Arrangements; Other Expenses.

Adviser Class Shares are sold without a sales charge, but are subject to a Rule 12b-1 fee. The Fund, on behalf of the applicable Portfolio, will make monthly payments to the Distributor under the Distribution Plan approved by the Board of Trustees at an annual rate of up to .25 of each Portfolio’s average daily net assets attributable to Adviser Class Shares. The Distributor will use the Rule 12b-1 fee it receives for (i) compensation for its services in connection with distribution assistance or provision of shareholder or account maintenance services, or (ii) payments to financial intermediaries, plan fiduciaries, and investment professionals, including the Adviser Service Providers for providing distribution support services, and/or account maintenance services to shareholders (including, where applicable, any underlying beneficial owners) of Adviser Class Shares.

2. Eligibility of Purchases

Adviser Class Shares generally require a minimum initial investment of $500,000.

3. Exchange Privileges

Adviser Class Shares of each Portfolio may be exchanged for Adviser Class Shares of each other Portfolio of the Fund in accordance with the procedures disclosed in the Fund’s Prospectus and subject to any applicable limitations resulting from the closing of Portfolios to new investors.

4. Voting Rights

Each Adviser Class shareholder will have one vote for each full Adviser Class Share held and a fractional vote for each fractional Adviser Class Share held. Adviser Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Adviser Class (such as a distribution plan or service agreement relating to the Adviser Class), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Adviser Class shareholders differ from the interests of holders of any other class.

5. Conversion Rights

Adviser Class Shares do not have a conversion feature.

MORGAN STANLEY INSTITUTIONAL FUND TRUST

Schedule A to the Rule 18f-3 Multiple Class Plan

dated as of November 1, 2004

Portfolio

Advisory Foreign Fixed Income

Advisory Foreign Fixed Income II

Advisory Mortgage

Balanced

Balanced Plus

Cash Reserves

Core Plus Fixed Income

Equity

Growth

High Yield

Intermediate Duration

International Fixed Income

Investment Grade Credit Advisory

Investment Grade Fixed Income

Limited Duration

Mid Cap Growth

Mortgage Advisory

Municipal

New York Municipal

Strategic Small Value

Targeted Duration

U.S. Core Fixed Income

U.S. Mid Cap Value

U.S. Small Cap Value

Value

Value II